Exhibit 10.21

March __, 2009

CONFIDENTIAL

Ningbo Keyuan Plastics and Rubber Co., Ltd.
Qingshi Industrial Zone
Ningbo Economic and Technological Development Zone
Peoples Republic of China

Attention:      Tao Chunfeng
General Manager

Dear Mr. Tao:

This letter agreement (this “Agreement”) confirms the engagement of TriPoint Global Equities, LLC (“TGE”) by Ningbo Keyuan Plastics and Rubber Co., Ltd. (“the Company”) as placement agent to arrange, on a best efforts basis, the sale of equity or equity-linked securities including convertible debt (“Equity”)  and/or secured debt (“Debt”) (collectively the “Securities”) on behalf of the Company of up to $130,000,000 on terms agreed to by both TGE and the Company. The sale of Securities (the “Financing” or “Financings”) may be completed under an effective shelf registration statement, if applicable, or may occur through a private placement pursuant to one or more exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), and in compliance with applicable securities laws of states and other jurisdictions (“Blue Sky Laws”).

 It is currently anticipated that the Financings will occur in two or more rounds of financing with the first round commencing as soon as the Company has completed its audited financials and TGE has completed its due diligence. The parties are determined that the first round will be  up to $20,000,000 of Equity and $10,000,000 of Debt.  The parties intend that the remaining balance of the Financing shall occur at some point following the Company’s transfer to Nasdaq, NYSE Alternext or other higher exchange listing in U.S.

1.           Retention.  Subject to the terms and conditions of this Agreement, the Company hereby engages TGE to act on behalf of the Company as its exclusive placement agent during the Authorization Period (as defined below) to arrange, on a best efforts basis, the sale of Securities in an amount and on terms and conditions satisfactory to the Company and TGE hereby accepts such engagement.

During the Authorization Period, the Company shall not, and shall not permit its affiliates or their representatives to, directly or indirectly, (i) offer any Securities for sale to, or otherwise contact, discuss or negotiate with respect to any offer or sale of any Securities with, any person, (ii) authorize anyone other than TGE to act on behalf of the Company to place any Securities or (iii) have any discussions or negotiations with any person other than TGE with respect to engaging such person as a finder, broker, dealer, agent or financial advisor in connection with any sale of Securities. the Company shall, and shall cause its affiliates and its and their officers, directors, employees and representatives to, promptly refer to TGE all offers, inquiries and proposals relating to any Securities received at any time during the Authorization Period.

2.           Authorization Period.  TGE’s  exclusive engagement shall become effective on the date hereof and, unless extended by the Company and TGE, shall expire one (1) year after the signing of this Agreement unless TGE successfully arranges the sale of securities on behalf of the Company, then exclusive authorization period expire two (2) years from the placement of securities.  The period from the date hereof through the expiration of this Agreement is called the “Authorization Period.”

3.           Compensation.   The Company shall pay TGE the compensation set forth below:

a.           Cash Fee for Equity.  The Company shall pay TGE a cash placement fee equal to 6% on any gross proceeds received by the Company in connection with an Equity or Debt Financing. The cash placement fee shall be paid by wire transfer on the closing date on which the Company receives such aggregate consideration.  Additionally, TGE shall act as solicitation agent on behalf of the Company in connection with the exercise of investor warrants issued in connection with the Financings and shall pay TGE a cash fee of 6% of the aggregate consideration received by the Company in connection with the exercise of such warrants.

b.           Management Fee.   The Company shall pay TGE a management fee equal to 1% of the gross proceeds of the Securities sold in the financings (“Management Fee”).

c.           Placement Agent Warrants for Equity.  On each closing date of a Financing on which aggregate consideration is paid or becomes payable to the Company for its Equity Securities, the Company shall issue to TGE or its permitted assigns warrants (the “Warrants”) to purchase such number of shares of the common stock of the Company equal to 8% of the aggregate number of shares of common stock of the Company issued and issuable by the Company under and in connection with the Financings.  The number of shares of common stock issuable upon exercise of the Warrants shall include all shares of common stock issuable under the Securities, including, without limitation, shares issuable upon conversion or exercise of the Securities.  The Warrants shall have terms and conditions identical to the Securities purchased by the Purchasers The exercise price per share of the Warrants shall be equal to the effective price per share paid by the Purchasers for the Securities (or in the event of a convertible security, the conversion price or exercise price per share of common stock on the closing date). The Warrants shall be transferable within TGE or to its assigns or designees, at TGE’s discretion.

d.           Tail Period. The Company shall and shall cause its affiliates to, pay to TGE all compensation described in this Section 3 with respect to all Securities sold to a purchaser or purchasers at any time prior to the expiration of twelve (12) months after the expiration of this Agreement (the “Tail Period”) if (i) such purchaser or purchasers were identified to the Company by TGE during the Authorization Period, (ii) TGE advised the Company with respect to such purchaser or purchasers during the Authorization Period or (iii) the Company or TGE had discussions with such purchaser or purchasers during the Authorization Period

e.           Finders Agreement. At any time within twelve (12) months from the effective date of the termination of this Agreement, the Company or any of its affiliates shall enter into any merger, consolidation, acquisition, financing, joint venturewith any party introduced to the Company for the above mentioned specific merger, consolidation, acquisition, financing, joint venture  by us, directly or indirectly, during such period, we will be paid a transaction fee, payable at the closing thereof, equal to a percentage of the consideration or value received by the Company and/or its stockholders as follows:  (a) 5% of the first $1,000,000, (b) 4% of the next $1,000,000, (c) 3% of the next $1,000,000, (d) 2% of the next $1,000,000, and (e) 1% of all amounts in excess of $4,000,000.  In no event shall the fees payable pursuant to this paragraph 3(e) exceed the maximum finder’s fee allowed by the Financial Industry Regulatory Authority (“FINRA”) at the time of such transaction.

f.            Other Member Firms.  In connection with the Financing, TGE shall have the right to associate itself with other members of the FINRA and/or agents who will share in compensation.

g.           Carve-out for Investment by Cmark Capital.    The parties agree that TGE shall not charge any fees for investment made into the Company directly by Cmark Capital.

4.           Reimbursements.

(a)           Regardless of whether the Financing or sales of Securities are consummated, the Company shall reimburse TGE for all of its reasonable out-of-pocket expenses, not to exceed $5,000, excluding Placement Agent’s counsel fee of $10,000, without the written consent of the Company.  The Company shall be responsible for, and shall bear, all expenses directly and necessarily incurred in connection with the Private Placement, including, without limitation, the costs of preparing, printing, mailing and filing any documents to be provided to investors and all amendments and supplements thereto; registrar and transfer taxes, if any, preparing, printing, and delivering any other Information or Company Data; blue sky fees, filing fees and the fees and disbursements of TGE’s counsel in connection with blue sky matters; and the fees and disbursements of counsel to any investor in connection with the preparation of any opinion of counsel required in connection with a Financing, or any amendment or supplement thereto. Tripoint will be responsible for all expenses in connection with the normal day to day operations of its business.

(b)           Non-Accountable Expense Fee. The Company also shall pay TGE a non-accountable expense fee equal to 1% of the gross proceeds of the Securities sold in the financings (“Expense Fee”).

5.           Representations, Warranties and Covenants of the Company. The Company represents and warrants to, and covenants with, TGE as follows:

a.           Neither the Company nor any person acting on its behalf has taken, and the Company shall not and shall not permit its affiliates to take, directly or indirectly, any action so as to cause any of the transactions contemplated by this Agreement to fail to be entitled to exemption from registration or qualification under all applicable securities laws or which constitutes general advertising or general solicitation (as those terms are used in Regulation D under the Securities Act) with respect to the Securities.

b.           The Company shall take and shall cause its affiliates to take such actions as may be required to cause compliance with this Agreement.  TGE acknowledges that the Company may cause its affiliates to perform any of its obligations hereunder; provided, however, that the Company’s intention to do so (or any action by the Company or TGE in respect thereof) shall not relieve the Company from its obligation to perform such obligations when due.

c.           The Company will furnish, or cause to be furnished, to TGE such information as TGE believes appropriate to its engagement hereunder (all such information, the "Information"), and the Company represents that all such Information will be accurate and complete in all material respects.  The Company will promptly notify TGE of any change that may be material in such Information.  It is understood that TGE will be entitled to rely on and use the Information and other information that is publicly available without independent verification, and will not be responsible in any respect for the accuracy, completeness or reasonableness of all such Information or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

d.           It is also understood that the Company may make available to offerees of the Securities additional material, data or other information relating to the Company (the “Company Data”). The Company recognizes and confirms that (a) in performing the services contemplated by this Agreement, TGE will use and rely primarily on the Information and Company Data made available to TGE and on other information available from generally recognized public sources without having independently verified the same; (b) The Information and the Company Data are the sole responsibility of the Company, and TGE does not assume any responsibility for the accuracy or completeness of the Information or the Company Data, and will not undertake to verify independently any of their accuracy or completeness.

e.           The Company represents that none of the Company, its predecessors or affiliates has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminary or permanently enjoining such person for failing to comply with Section 503 of Regulation D.

f.           The Company hereby represents and warrants to TGE that (i) the Company has full right and authority to enter into this Agreement and to perform its obligations hereunder, and (ii) the execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder will not conflict with or breach any agreement, order or decree to which the Company is a party or by which the Company is bound.

6.           Representations, Warranties and Covenants of TGE.  TGE represents and warrants to, and covenants with, the Company as follows:

a.           None of TGE, its affiliates or any person acting on behalf of TGE or any of such affiliates has engaged or will engage in any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) with respect to the Securities.

b.           TGE will use its best efforts to conduct the offering and sale of Securities so that Securities are sold in a transaction or series of transactions exempt from registration under the Securities Act.

c.           TGE will send Materials related to the Financings only to persons that the TGE reasonably believes are “accredited investors” (as defined under Rule 501(a) of the Securities Act) or are otherwise exempt from the Requirements of Regulation D pursuant to a valid exemption such as Regulation S of the Securities Act.

d.           TGE agrees that, except as otherwise required by law, regulation or court order or as contemplated by its engagement hereunder, the non-public Information furnished to TGE by the Company shall be held by TGE as confidential.

7.           Indemnification.  The Company agrees to indemnify TGE in accordance with the terms set out in Schedule A to this Agreement, which Schedule forms part of this Agreement and the consideration for which is the entering into of this Agreement. Such indemnity (the “Indemnity”) will be in addition to, and not in substitution for, any liability which the Company or any other person may have to TGE or other persons indemnified pursuant to an indemnity apart from the Indemnity.

8.           Tombstone Advertisements

Following the final Closing of the Private Placement, the Company shall pay for the reasonable costs of placing “tombstone advertisements,” prepared in compliance with SEC Rule 135(c), in any publications which may be selected by TGE.

9.           Survival of Certain Provisions.  The expense, indemnification, reimbursement and contribution obligations of the Company provided herein and TGE’s rights to compensation (which term includes all fees, amounts and Warrants due or which may become due) shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any transaction described herein or (ii) any termination or the completion or expiration of this Agreement.

10. Notices.  Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by certified mail, return receipt request or recognized overnight courier or personally delivered (a) if to the Company, to its office at

Ningbo Keyuan Plastics and Rubber Co., Ltd, Qingshi Industrial Zone, Ningbo Economic and Technological Development Zone, Attention: Tao Chunfeng; and (b) if to TGE, to its office at 17 State Street, 20th Floor, New York, NY 10004. Attention: Mark Elenowitz.

11.           Confidentiality. No financial advice rendered by TGE pursuant to this Agreement may be disclosed publicly in any manner without TGE’s prior written consent, except as may be required by law, regulation or court order but subject to the limitation below.  If the Company is required or reasonably expects to be so required to disclose any advice, the Company shall provide TGE with prompt notice thereof so that TGE may seek a protective order or other appropriate remedy and take reasonable efforts to assure that all of such advice disclosed will be covered by such order or other remedy.  Whether or not such a protective order or other remedy is obtained, the Company will and will cause its affiliates to disclose only that portion of such advice which the Company is so required to disclose.

12.           Choice of Law; Dispute Resolution

a.           This AGREEMENT shall be interpreted, controlled, and enforced in accordance with the substantive laws of the State of New York.

b.           Each party shall bear its own expenses in any litigation conducted under this section.

c.           Disputes; Arbitration.

(i)           Mandatory Arbitration.   All disputes arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with this Section 12(c).

(ii)           Friendly Negotiations.   Before any arbitration is commenced pursuant to this Section 12(c), the Parties must endeavor to reach an amicable settlement of the dispute through friendly negotiations.

(iii)           Commencement of Arbitration.   If no mutually acceptable settlement of the dispute is made within the sixty (60) days from the commencement of the settlement negotiation or if any party to this Agreement refuses to engage in any settlement negotiation, any party to this Agreement may submit the dispute for arbitration.

(iv)           Arbitration.   Any arbitration commenced pursuant to this Section 12(c) will be conducted in Hong Kong under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules. The arbitration and appointing authority will be the Hong Kong International Arbitration Centre (“HKIAC”). The arbitration will be conducted by a panel of three arbitrators, one chosen by each party to this AGREEMENT and the third by agreement of the parties; failing agreement within 30 days of commencement of the arbitration proceeding, the HKIAC will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the parties. The arbitral tribunal will determine how the parties will bear the costs of the arbitration. Notwithstanding the foregoing, each party will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the parties, the parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.

13.           Miscellaneous.

a.           This Agreement  sets forth the entire agreement between the parties, supersedes and merges all prior written or oral agreements with respect to the subject matter hereof, may only be amended in writing

b.           This Agreement may not be assigned by either party without the prior written consent of the other party.

c.           If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not effect such provision in any other respect or any other provision of this Agreement.

d. This agreement is written in Chinese and English but if there is any conflict between the Chinese and English version, English version shall prevail.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to TGE the enclosed duplicate copy of this Agreement.

Very truly yours,

TriPoint Global Equities, LLC

By:

Mark Elenowitz
CEO

ACCEPTED AND AGREED TO
This __ day of March 2009

Ningbo Keyuan Plastics and Rubber Co., Ltd.

By: ____________________________

Tao Chunfeng
General Manager

WITNESSED BY
This __ day of March 2009

Cmark Capital Co., Ltd.

By: ____________________________

Xin Yue
Director

SCHEDULE A - INDEMNITY

The Company (as defined in the Placement Agency Agreement to which this schedule is attached and herein referred to as  the “Indemnitor”)  hereto hereby agrees to indemnify and hold TGE and any of its affiliates, directors, officers, employees and shareholders (herein referred to as an "Indemnified Party" or the “Indemnified Parties”) harmless from and against any and all expenses, losses (other than loss of profits), claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any claim that may be made against an Indemnified Party, to which an Indemnified Party may become subject or otherwise involved in any capacity under any statute, at law or in equity insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Company by TGE hereunder or otherwise in connection with the matters referred to in the Agreement to which this is attached, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgement that has become non-appealable shall determine that:

(i)	an Indemnified Party has been negligent or dishonest or have committed any fraudulent act in the course of such performance, or have breached applicable laws; and

(ii)	the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the negligence, dishonesty, fraud, or breach referred to in (i).

If for any reason (other than the occurrence of any of the events itemized in (i) and (ii) above), the foregoing indemnification is unavailable to an Indemnified Party or insufficient to hold them harmless, then the Indemnitor shall contribute to the amount paid or payable by an Indemnified Party as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and an Indemnified Party on the other hand but also the relative fault of the Indemnitor and an Indemnified Party, as well as any relevant equitable considerations; provided that the Indemnitor shall, in any event, contribute to the amount paid or payable by an Indemnified Party as a result of such expense, loss, claim, damage or liability, any excess of such amount over the amount of the fees received by an Indemnified Party hereunder pursuant to the agreement to which this indemnity is attached.

The Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor and/or an Indemnified Party by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or an Indemnified Party and any Indemnified Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor by an Indemnified Party, an Indemnified Party shall have the right to employ their own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse an Indemnified Party for time spent by it in connection therewith) and out-of-pocket expenses incurred by it in connection therewith shall be paid by the Indemnitor as they occur unless caused pursuant to (i) or (ii) above.

Promptly after receipt of notice of the commencement of any legal proceeding against an Indemnified Party or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Indemnified Party will notify the Indemnitor in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Indemnitor, will keep the Indemnitor advised of the progress thereof and will discuss with the Indemnitor all significant actions proposed.

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to the Indemnified Parties and shall be binding upon and ensure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, an Indemnified Party.  The foregoing provisions shall survive the completion of professional services rendered under the Agreement to which this is attached or any termination of the authorization given by the Agreement to which this is attached.